THIS INTERCOMPANY REVOLVING FACILITY AGREEMENT is made September 15, 2016 (the “Agreement”)
BETWEEN

(1)
OCI USA Inc., a company incorporated under the laws of the State of Delaware, having its registered office at 1209 Orange Street, Wilmington, Delaware, 19801, with filing number 4940164 (together with its successors and assigns, the “Lender”)

AND

(2)	OCI BEAUMONT LLC, a limited liability company formed under the laws of the State of Texas (the “Borrower”).
WHEREAS, OCI Fertilizer International B.V. and the Borrower previously entered into that certain revolving facility agreement dated August 20, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “August 2013 Facility Agreement”);
WHEREAS, the Borrower and OCI Fertilizer International B.V. have agreed to terminate the August 2013 Facility Agreement provided that the Lender and the Borrower enter into the present agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Lender has agreed to provide the Borrower with revolving loans on an unsecured basis in the amounts and subject to the terms and conditions set out herein.
IT IS AGREED as follows:

1.	DEFINITIONS
“Acceleration Notice” has the meaning set forth in Section 7.2.
“Advance” has the meaning set forth in Section 2.2.
“Bankruptcy Law” means the applicable bankruptcy laws of the United States or any other applicable jurisdiction.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are generally open for business in New York, New York.
"Credit Agreement" has the meaning set forth in Section 5.1.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar office under any Bankruptcy Law.
“Effective Date” means July 1, 2016.
“Event of Default” means any of the occurrences specified under Section 7.1 of this Agreement.
“Interest Payment Date” has the meaning set forth in Section 5.2.
“Loans” means revolving loans in an aggregate amount not to exceed forty million dollars (USD$40,000,000) made available under this Agreement as described in Section 2.
“Maturity Date” has the meaning set forth in Section 3.
“Permitted Use” has the meaning set forth in Section 2.4.

2.	LOAN ADVANCES; PAYMENT OF PRINCIPAL AND INTEREST; PURPOSE

2.1	From and after the Effective Date, the Lender shall make Loans available to the Borrower on the terms, and subject to the conditions, of this Agreement.

2.2
Subject to the aggregate limit of $40,000,000 and the other terms and conditions of this Agreement, and provided that no Event of Default (as defined herein) shall have occurred and be continuing, within two (2) Business Days following Borrower’s request to Lender (or such longer time as the Borrower and the Lender shall agree), the Lender will advance to the Borrower such requested amount (each, an “Advance”).

2.3
The Borrower shall repay the Lender the aggregate principal amount of the Loans or so much thereof as may be advanced by or owing to the Lender (and not repaid or prepaid by the Borrower), together with accrued interest thereon and fees in relation thereto, each calculated and payable as and to the extent set forth below. Such principal and interest are payable in lawful money of the United States of America in immediately available funds at the Lender’s address or in such other manner as the Lender may from time to time advise the Borrower in writing.

2.4	The Borrower covenants to the Lender that the Borrower shall use each advance solely for general corporate or working capital purposes and not in violation of applicable laws (the “Permitted Use”)

2.5
The Lender shall record in its books and records the date and amount of each Advance, and each payment or prepayment of principal hereunder and agrees that all such notations shall constitute prima facie evidence of the matters noted absent manifest error. No failure to make any such recordations, nor any errors in making any such recordations, shall affect the validity of this Agreement or the obligations hereunder.

3.	REPAYMENT
The principal balance of, and any accrued and unpaid interest on and fees in relation to, the Loans shall be repayable in full by the Borrower to the Lender on January 20, 2020 (the “Maturity Date”). Any payment hereunder which, but for this Section 3 or Section 5 below, would be payable on a day which is not a Business Day, shall instead be due and payable on the Business Day next following such date for payment. All payments made in respect of this Agreement shall be required to be made only net of the amount of taxes required to be withheld from such payments, and the amounts so required to be withheld by the Borrower shall be withheld and paid over to the applicable governmental authority as required by law.

4.	PREPAYMENT

4.1	The Borrower may, at its option at any time, without premium or penalty, prepay all or any portion of the Loans.

4.2	Any prepayment of the Loans shall be applied as follows: first, to payment of accrued interest and fees; and second, to payment of principal.

5.	INTEREST; FEES

5.1
The Borrower shall pay interest on the Loans at the rate equal to the sum of (a) the rate per annum applicable to the Revolving Credit Agreement dated April 4, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") by and among OCI Beaumont LLC, a Texas limited liability company, OCI Partners LP and Bank of America N.A. as administrative agent (including as such per annum rate may be fluctuate from time to time in accordance with the terms of the Credit Agreement (as amended)), plus (b) 25 basis points.

5.2
Interest on the principal balance shall be computed in the manner set forth in the Credit Agreement. Such interest shall be payable in cash on or before the date that is two Business Days after each payment of interest under the Credit Agreement (each, an “Interest Payment Date”).

5.3
The Borrower shall pay to the Lender, a commitment fee equal to 0.50% per annum multiplied by the actual daily amount by which $40,000,000 exceeds the sum of the outstanding Advances at such time.  The commitment fee shall accrue at all times from the Effective Date until the Maturity Date, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the last Business Day of the first such month to occur after the Effective Date, and on the Maturity Date.

6.	DURATION
This Agreement shall terminate automatically on the Maturity Date.

7.	EVENTS OF DEFAULT; REMEDIES

7.1	The following shall constitute “Events of Default” under this Agreement:

7.1.1
Failure by the Borrower to make any payment required under this Agreement when the same becomes due and payable (whether at maturity, by acceleration or otherwise) and the continuation of such failure for a period of thirty (30) days thereafter;

7.1.2	the Borrower voluntarily liquidates;

7.1.3	the Borrower pursuant to or within the meaning of any Bankruptcy Law:

(a)	commences a voluntary case or proceeding;

(b)	consents to the entry of an order for relief against it in an involuntary case or proceeding;

(c)	consents to the appointment of a Custodian of it or for all or substantially all of its property;

(d)	makes general assignment for the benefit of its creditors;

(e)	generally is unable to pay its debts as they become due;

7.1.4	a court of competent jurisdiction enters an order or decree (that remains unstayed and in effect for sixty (60) days) under any Bankruptcy Law that:

(a)	is for relief against the Borrower in an involuntary case or proceeding;

(b)	appoints a Custodian of the Borrower or for all or substantially all of its property; or

(c)	orders the liquidation of Borrower; or

7.1.5	the Borrower uses an Advance for any purpose other than a Permitted Use.

7.2
If an Event of Default specified in Section 7.1.1 or Section 7.1.5 shall have occurred and be continuing, the Lender may, at its option, by notice in writing to the Borrower (the “Acceleration Notice”), declare the termination of this Agreement and the entire outstanding principal amount of the Loans and the interest accrued thereon to be due and payable upon the date which is five Business Days after the date of delivery by the Lender to the Borrower of a written notice of acceleration, and upon any such declaration the same shall become due and payable at such time. If an Event of Default specified in Section 7.1.2, 7.1.3 or 7.1.4 hereof occurs, this Agreement shall automatically terminate and the principal balance of the Loans and the accrued and unpaid interest thereon shall become due and payable immediately without any declaration or other act on the part of the Lender and without presentment, demand, protest or other notice or action of any kind, all of which are hereby expressly waived.

If any Event of Default shall have occurred and be continuing, the Lender may proceed to protect and enforce its rights either by suit in equity or by action at law, or both, whether for specific performance of any provision of this Agreement or in aid of the exercise of any power granted to the Lender under this Agreement

8.	COMPLIANCE WITH LAWS AND REGULATIONS

8.1
The validity of any provision of this Agreement shall be contingent on the compliance of such provision with the applicable laws and regulations in force at the time of execution of the transactions provided for herein. Should any provision of this Agreement conflict with any applicable law or regulation, the parties shall consult one another on the future of this Agreement and, having due regard to the spirit governing their relations, shall endeavour to amend it to comply with the applicable laws and regulations.

8.2
Nothing contained in this Agreement shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable. If the rate of interest called for under this Agreement at any time exceeds the maximum rate legally enforceable, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate legally enforceable. If such interest rate is so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest required to be paid hereunder shall be automatically increased to the lesser of the maximum rate legally enforceable and the rate otherwise provided for in this Agreement.

9.	ASSIGNMENTS AND TRANSFERS
The rights and obligations of the Borrower under this Agreement may not be assigned or transferred by the Borrower without the written consent of the Lender. The rights and obligations of the Lender under this Agreement may be assigned or transferred, in whole or in part, by the Lender and may be pledged by the Lender as security for any obligations owed the Lender to any third party.

10.	NOTICES
Notices shall be sent by established international courier to the address of the relevant party as set out in this Agreement, and shall be deemed to be delivered on the second Business Day after the date of posting. Notice shall be delivered as follows:
If to the Borrower:
OCI Beaumont LLC
P.O. Box 1647
5470 N. Twin City Hwy
Nederland, Texas 77627
Attention: Fady Kiama
Facsimile No.: (832) 747-9969

If to the Lender:
OCI USA Inc.
660 Madison Ave. Ste. 1903
New York, NY 10065
Attention: Kevin Struve
Facsimile No.: (646) 589-6181

11.	AMENDMENTS
This Agreement may be amended only by written instrument signed by both of the parties hereto.

12.	GOVERNING LAW
This Agreement is governed by the laws of the State of New York without giving effect to any conflicts of laws principles thereof that would otherwise require the application of the law of any other jurisdiction.

13.	ENFORCEMENT
The courts of the State of New York have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

14.	EXECUTION
This Agreement may be executed in counterparts. If so, the signature pages of the parties hereto together shall constitute the same instrument.

15.	ENTIRE AGREEMENT
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Upon execution, this Agreement shall replace and supersede the terms of all prior loan agreements between the parties.

16.	REPRESENTATIONS AND WARRANTIES OF THE BORROWER
The Borrower hereby represents and warrants to the Lender that: (a) the Borrower is duly organized, validly existing and in good standing (if applicable) under the laws of the State of Texas; (b) the Borrower has duly authorized, executed and delivered this Agreement; and (c) this Agreement constitutes a legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

17.	USURY
Nothing contained in this Agreement shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable.  If the rate of interest called for under this Agreement at any time exceeds the maximum rate legally enforceable, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate legally enforceable.  If such interest rate is so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest required to be paid hereunder shall be automatically increased to the lesser of the maximum rate legally enforceable and the rate otherwise provided for in this Agreement.

18.	SUBORDINATION

18.1
The Lender hereby subordinates its right to payment and satisfaction of the obligations of every kind owing by the Borrower to the Lender under this Agreement, including principal, interest and fees, whether now existing or hereafter arising, and the payment thereof, directly or indirectly, by any means whatsoever, is deferred, to the payment in full of all obligations under the Credit Agreement.

18.2
The Lender and the Borrower hereby acknowledge that following an event of default under the Credit Agreement, the Borrower may not be permitted to make any payments under this Agreement to the Lender, unless otherwise expressly permitted by the terms of the Credit Agreement.  Any such payments made and received by the Lender in violation of the terms of the Credit Agreement will be held in trust and not commingled with its other assets any payment received under this Agreement in violation of the foregoing, and shall promptly turn over any such payment to the lenders (or the agent therefor) under the Credit Agreement.

SIGNATURE PAGE
The Lender
OCI USA Inc.
Name: Kevin Struve

Title:    Director

Signature: /s/ Kevin Struve

The Borrower
OCI BEAUMONT LLC

Name: Fady Kiama
Title: Chief Financial Officer

Signature: /s/ Fady Kiama

[Intercompany Revolving Facility]